Exhibit 10.18
AMENDMENT TO DECORATIVE ROCK LEASE AGREEMENT
     This amendment to the decorative rock lease agreement is made and entered into as of the 6th day of May, 2008, by and between the Lewis Family Trust (the “Lessor”), and Ready Mix, Inc., a Nevada Corporation (the “Lessee”).
     Except as noted below, the original Decorative Rock Lease Agreement entered into on the 1st day of April, 2001, shall remain unchanged.
ARTICLE 1.2 Term of Lease. The term of this lease shall be for six months, commencing on June 1, 2008 (the “Effective Date”), and terminating on November 30, 2008, subject to the option to extend set forth in Section 11.1, and also subject to earlier termination, as set forth in Section 1.3 and Section 12.2.
ARTICLE 3.1 Amount of Royalties. Lessee shall pay to Lessor a royalty, as provided in this Section, for all pink, red, and gold landscape rock and fines (“material”) removed from the Premises. The amount of material removed shall be determined from the weight of the material loaded into trucks leaving the Premises. All material so removed shall be weighed over scales provided and operated by Lessee. During the year June 1,2008, to November 30,2008, the royalties shall be $5.00 per ton for the landscape rock and $3.00 per ton for the landscape fines, and during each subsequent year the royalties shall be increased by an amount to be determined by the sand and gravel index published by the US Department of Commerce. The term “year”, as used herein means a period of twelve months commencing with the Effective Date of this Lease and each twelve-month period commencing on the anniversary of the Effective Date.
ARTICLE 3.5 Minimum Royalty. The Lessee will pay to the Lessor a minimum monthly royalty equivalent for the removal and sale of three thousand (3,000) tons of landscape rock. Lessee shall pay this minimum royalty to the Lessor before the last of the thirty (30) days following the final day of each calendar month upon the execution of this Lease as long as the Lease is in effect. Credit for royalties from production which exceeds the minimum three thousand (3,000) tons may not be carried into any other month.
IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease Amendment as of the day and year first above written.

LESSOR:	THE LEWIS FAMILY TRUST
	By:	/s/ Patricia Lewis Trustee
Patricia Lewis Trustee

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